Mail Stop 3561

      							December 19, 2005


Ronaldo Iabrudi dos Santos Pereira
Chief Executive Officer
Tele Norte Leste Participacoes S.A.
Rua Humberto de Campos, 425/8 andar-Leblon
22430-190 Rio de Janeiro, RJ, Brazil

	Re:	Tele Norte Leste Participacoes S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed June 29, 2005
		File No. 1-14487

Dear Mr. Pereira:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director